Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2008)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 28, 2008, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

October 31, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 28, 2008

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

(b)

On October 28, 2008, the Company issued a press release, announcing that Edgar R. Nelson, Senior Vice President of Product Development and Engineering, will be retiring from the Company effective December 1, 2008. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is furnished with this report:

(d)	Exhibits

99.1	Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By	Hawker Beechcraft, Inc., its Sole Member

/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer

Dated: October 31, 2008

3

Exhibit 99.1

[HAWKER BEECHCRAFT LOGO]

News Release

Press contact:

Andrew Broom

+1.316.676.8674

andrew_broom@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Randy Nelson, Hawker Beechcraft Senior Vice President, Product Development and Engineering to Retire

WICHITA, Kan. (Oct. 28, 2008) – Hawker Beechcraft Corporation (HBC) announces that Randy Nelson, HBC’s senior vice president, Product Development and Engineering, will retire on December 1, 2008.

A 30-year veteran of the aviation industry, Nelson played an important role in the sale of the company from Raytheon to Hawker Beechcraft, Inc., a new company formed by GS Capital Partners, an affiliate of Goldman Sachs, and Onex Partners – creating the world’s largest privately held aircraft manufacturer.

“Randy played an instrumental role in preparing HBC for the future by leading numerous innovative product development programs, including an unprecedented five new aircraft certifications in a span of just six months,” said HBC chairman and CEO Jim Schuster. “The entire HBC family wishes him nothing but the best in his well deserved retirement.”

Nelson joined the company from Cessna Aircraft Company, where he held the position of vice president, Research and Advanced Technology. Nelson joined Cessna’s technical engineering department in 1978 holding various technical and leadership positions.

Edward Petkus, currently HBC’s vice president, New Product Development, will take over as acting vice president, Engineering. Petkus joined HBC in May, 2007 following 16 years at Boeing. Since joining HBC, Petkus has led product development program teams dedicated to improved product research planning, program execution and technology development processes.

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HBC VP Engineering to Retire – Page 2

Petkus’ most recent position at Boeing was director, 787 Airplane Development, where he led the 787 program development team responsible for requirements, configuration development, airplane level analyses, environmental impact and reliability/maintainability.

Petkus has a bachelor’s degree in Aerospace Engineering from the University of Michigan, a master’s in Aeronautical Engineering from the University of Washington, and has completed the Advanced Management Program at the Harvard Business School.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with the largest number of factory-owned service centers and a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.